Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,459,807,821.82	0.0001531	$ 223,496.58
Fees Previously Paid
	Total Transaction Valuation:	$ 1,459,807,821.82
	Total Fees Due for Filing:			$ 223,496.58
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 223,496.58
Offering Note
[1]	(1) In accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the maximum aggregate number of securities to which the transaction described in the accompanying proxy statement (the "Acquisition") applies is estimated, as of November 11, 2024 (a specified date within 5 business days prior to the date of this preliminary proxy statement), to be 148,656,601 which consists entirely of issued and outstanding common shares of SilverCrest. (2) In accordance with Rule 0-11 under the Exchange Act, the proposed maximum aggregate value of the Acquisition estimated solely for purposes of calculating the filing fee, as of November 14, 2024, was determined based upon 148,656,601 common shares of SilverCrest, multiplied by $9.82, representing the average of the high and low prices reported on the New York Stock Exchange American for such shares on November 11, 2024 (a specified date within 5 business days prior to the date of this preliminary proxy statement). Upon the closing of the Arrangement, the common shares of SilverCrest will be transferred to the registrant in exchange for shares of common stock of Coeur, par value $0.01 per share. (3) In accordance with Section 14(g) of, and Rule 0-11 under, the Exchange Act, the filing fee was determined by multiplying the proposed maximum aggregate value of the transaction calculated in note (1) above by 0.00015310.